Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Second Quarter 2015 Results (Unaudited)

Second Quarter 2015 Summary

•	Net income of $7.8 million, up $3.2 million over the prior year quarter

•	Diluted earnings per share of $0.36

•	Net interest margin of 4.26%

•	Deposit costs reduced to 0.31%

•	Loan originations of $284 million, an increase from $206 million in the prior quarter

•	Efficiency ratio of 53.66%

•	ROAA of 1.18% and ROATCE of 14.84%

•	Tangible book value increased to $10.36 per share

•	Completed systems conversion and consolidation of Independence Bank in April 2015

Irvine, Calif., July 22, 2015 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), reported net income for the second quarter of 2015 of $7.8 million, or $0.36 per diluted share. This compares with net income of $1.8 million, or $0.09 per diluted share, for the first quarter of 2015 and net income of $4.6 million, or $0.27 per diluted share, for the second quarter of 2014.
For the first six months of 2015, the Company recorded net income of $9.6 million, or $0.46 per diluted share. This compares with net income of $7.3 million, or $0.42 per diluted share, for the first six months of 2014.
For the three months ended June 30, 2015, the Company’s return on average assets was 1.18% and return on average tangible common equity was 14.84%, compared with a return on average assets of 0.29% and a return on average tangible common equity of 4.04% for the three months ended March 31, 2015, and a return on average assets of 1.06% and a return on average tangible common equity of 11.96% for the three months ended June 30, 2014.

Steven R. Gardner, President and Chief Executive Officer of the Company, commented on the results, “We are pleased with our performance in the second quarter, as we delivered the most profitable quarter in our history and a 69% increase in earnings over the same period in 2014. This strong performance was driven by positive trends in loan production, deposit gathering, and an expansion in our net interest margin. In addition, following the integration of the Independence Bank acquisition, we are realizing a solid improvement in our operating leverage as reflected in our efficiency ratio of 53.66%.

“We are seeing good loan demand throughout our markets, which resulted in $284 million in new loan commitments during the second quarter, a record level for the Company. Our loan production is well diversified, with more than $20 million of originations in C&I, construction, franchise, and SBA lending businesses. The strong loan production enabled us to redeploy the excess liquidity we had built during the first quarter into higher yielding assets, which helped drive a 19 basis point improvement in our net interest margin compared to the prior quarter, excluding the impact from a special dividend received from the FHLB.

“We continue to utilize loan sales as part of our fee income and portfolio management strategies. During the second quarter, we sold $21 million in SBA loans - which generated $2.0 million in gain on sale income - and sold $68 million of other loans generating $700,000 in gain on sale income.

“We continue to have strong loan and deposit pipelines, which we expect will drive quality balance sheet growth that should further enhance our profitability over the second half of 2015. Our organic growth and acquisition strategy is generating attractive returns for our shareholders and positions us well for those management teams and board of directors that are seeking a high performing strategic partner," said Mr. Gardner.

Net Interest Income and Net Interest Margin

Net interest income totaled $26.8 million in the second quarter of 2015, up $3.6 million or 15.8% from the first quarter of 2015.  The increase in net interest income reflected an increase in average interest-earning assets of $174.0 million, and an increase in the net interest margin of 27 basis points to 4.26%.  The increase in average interest-earning assets during the second quarter of 2015 was primarily related to organic loan growth from new loan originations and higher utilization rates of warehouse mortgage lines of credit. Additionally, the increase was the result of a full quarter benefit of the loans acquired from the acquisition of Independence Bank, which added $332.9 million in loans at the end of January. The expansion in the net interest margin to 4.26% was mostly the result of an increase in the yield on earning assets. The increase in yield on earning assets was driven by a favorable asset mix arising from the $261.7 million growth in average loans and a $121.5 million decline in average cash balances. Lastly, the Company received a special dividend from the San Francisco Federal Home Loan Bank during the second quarter of approximately $500,000. This dividend had the impact of increasing the net interest margin by 8 bps.

Net interest income for the second quarter of 2015 increased $9.1 million or 51.2% compared to the second quarter of 2014.  The increase was related to an increase in average interest-earning assets of $855 million, primarily related to our organic loan growth since the end of the second quarter of 2014 and our acquisition of Independence Bank during the first quarter of 2015, with our net interest margin remaining unchanged at 4.26%.

Provision for Loan Losses

We recorded a $1.8 million provision for loan losses during the second quarter of 2015, compared with $1.8 million for the first quarter of 2015 and $1.0 million for the second quarter of 2014.  The provision for loan losses in the second quarter of 2015 was primarily related to growth in certain segments of the loan portfolio. Net loan charge-offs amounted to $379,000 in the second quarter of 2015, compared to $384,000 from the first quarter of 2015 and net loan recoveries of $18,000 from the second quarter of 2014.

Noninterest income

Noninterest income for the second quarter of 2015 was $4.7 million, an increase of $2.7 million or 132.6% from the first quarter of 2015.  The increase from the first quarter of 2015 was primarily related to $2.7 million in net gain from the sale of loans.

Compared to the second quarter of 2014, noninterest income for the second quarter of 2015 increased $2.2 million or 90.7%.  The increase was primarily related to an increase in gain on the sale of loans of $1.4 million and an increase in loan servicing fees of $442,000.

 Noninterest Expense

Noninterest expense totaled $17.2 million for the second quarter of 2015, a decrease of $3.3 million or 15.9%, compared with the first quarter of 2015.  The decrease was primarily related to the decrease in non-recurring merger-related expense of $4.0 million. Otherwise, non-interest expense grew by approximately $700,000 as the Company fully integrated the operations of Independence Bank during the quarter and incurred one-time severance costs unrelated to the merger of approximately $400,000.

Compared to the second quarter of 2014, noninterest expense for the second quarter of 2015 increased by $5.6 million or 47.9%.  The increase in expense was primarily related to higher compensation and benefits costs of $3.0 million. Growth in non-interest expense is related to both the acquisition of Independence Bank and the continued investment in personnel and locations to support our organic growth in loans and deposits.

     The Company’s efficiency ratio was 53.66%, 64.63%, and 56.56% for the quarters ended June 30, 2015, March 31, 2015 and June 30, 2014, respectively.

Income Tax

For the first and second quarter of 2015, our effective tax rate was 37.1%, compared with 38.08% for the second quarter of 2014. The decrease from our second quarter of 2014 effective tax rate primarily related to low income tax credits and increased interest income from municipal securities.

Assets and Liabilities

At June 30, 2015, assets totaled $2.6 billion, a decrease of $116.2 million or 4.2% from March 31, 2015 and up $597.9 million or 29.3% from December 31, 2014.  The decrease in total assets from March 31, 2015 was primarily related to a decrease in cash and cash equivalents of $95.3 million. The increase in assets since December 31, 2014 was principally the result of the acquisition of Independence Bank in the first quarter of 2015, which added $449.6 million in assets including $332.9 million in loans, $56.1 million in investment securities available for sale, $28.0 million in goodwill and $11.3 million in bank owned life insurance.  Additionally, organic loan growth, and an increase in investment securities contributed to the increase in assets during the second quarter of 2015.  The increase in assets at June 30, 2015 as compared to June 30, 2014 was related to both organic and acquisitive loan growth of $651.8 million, as well as growth in investment securities.

Investment securities available for sale totaled $280.4 million at June 30, 2015, relatively unchanged from March 31, 2015, and an increase of $78.8 million or 39.1% from December 31, 2014.  The $45.3 million increase in investment securities as compared to $235.1 million at June 30, 2014, was primarily due to the acquisition of Independence Bank, which added $56.1 million in investment securities in the first quarter of 2015, along with our purchases of $20.1 million, partially offset by sales of $7.2 million and principal paydowns of $9.1 million. In general, the purchase of investment securities primarily resulted from our investing excess liquidity from our banking operations and to maintain a certain level of securities to our overall asset size, while the sales were made to help fund loan production and improve our interest-earning asset mix.

Loans held for investment totaled $2.1 billion at June 30, 2015, a decrease of $12.8 million or 0.6% from March 31, 2015, and an increase of $489.9 million or 30.1% from December 31, 2014. The increase since December 31, 2014 was primarily related to loans acquired from Independence Bank of $332.9 million at acquisition date, as well as our organic loan originations.  This included increases in multifamily of $137.3 million, commercial owner occupied loans of $171.5 million, warehouse facilities of $84.3 million, commercial non-owner occupied of $43.6 million, construction of $34.8 million and SBA of $21.9 million.  The $652.0 million increase in loans from June 30, 2014, including loans acquired from Independence Bank, included increases in real estate loans of $231.0 million, commercial and industrial loans of $134.9 million, warehouse facilities loans of $84.1 million, commercial owner occupied loans of $165.8 million and SBA loans of $35.2 million.  The total end of period weighted average interest rate on loans, excluding fees and discounts, at June 30, 2015 was 4.89%, compared to 4.90% at March 31, 2015 and 4.94% at June 30, 2014.

Loan activity during the second quarter of 2015 included organic loan originations of $283.7 million that were offset by $88.4 million in loans sold, $112.4 million in loan repayments, and a $95.5 million increase in undisbursed loan funds. The first quarter of 2015 included loans acquired from Independence Bank, organic loan originations of $206.3 million and loan purchases of $30.3 million and a decrease in undisbursed loan funds of $39.4 million, partially offset by loan repayments of $106.4 million.   At June 30, 2015 our loan to deposit ratio was 101.1%, compared with 104.3% and 99.9% at March 31, 2015 and December 31, 2014, respectively.

At June 30, 2015, deposits totaled $2.1 billion, up $52.8 million or 2.6% from March 31, 2015 and $650.4 million or 45.0% from June 30, 2014.  During the second quarter of 2015, deposit increases included $15.9 million of noninterest bearing deposits and wholesale/brokered certificate of deposits of $50.6 million. The increase in deposits since the end of the second quarter of 2014 was due to organic growth and the acquisition of Independence Bank, which added $336.0 million in deposits.

The weighted average cost of deposits for the three month period ending June 30, 2015 was 0.31%, a decrease from 0.34% for both the first quarter of 2015 and the second quarter of 2014.

At June 30, 2015, total borrowings amounted to $237.7 million, a decrease of $176.0 million or 42.5% from March 31, 2015 and $27.9 million from June 30, 2014. At June 30, 2015, total borrowings represented 9.0% of total assets, compared to 15.0% and 13.8%, as of March 31, 2015 and June 30, 2014, respectively.

Asset Quality

Nonperforming assets totaled $5.1 million or 0.19% of total assets at June 30, 2015, down from $5.7 million or 0.21% at March 31, 2015.  During the second quarter of 2015, nonperforming loans decreased $281,000 to total $4.4 million and other real estate owned decreased $286,000 to $711,000.

At June 30, 2015, our allowance for loan losses was $15.1 million, up $1.5 million from March 31, 2015.  At June 30, 2015, our allowance for loan losses as a percent of nonaccrual loans was 344.59%, up from 292.64% at March 31, 2015.  The increase in the allowance for loan losses at June 30, 2015 was mainly attributable to the growth in certain segments of the loan portfolio. At June 30, 2015, the ratio of allowance for loan losses to total gross loans was 0.71%, up from 0.64% at March 31, 2015 and 0.66% at June 30, 2014.  Including the loan fair market value discounts recorded in connection with our acquisitions, the allowance for loan losses to total gross loans ratio was 0.94% at June 30, 2015, compared with 0.90% at March 31, 2015 and 0.87% at December 31, 2014.

Capital Ratios

At June 30, 2015, our ratio of tangible common equity to total assets was 8.65%, with a tangible book value of $10.36 per share and a book value per share of $13.09.

At June 30, 2015, the Bank exceeded all regulatory capital requirements with a ratio for tier 1 leverage capital of 10.94%, common equity tier 1 risk-based capital of 12.54%, tier 1 risk-based capital of 12.54% and total risk-based capital of 13.20%.  These capital ratios exceeded the “well capitalized” standards defined by the federal banking regulators of 5.00% for tier 1 leverage capital, 6.5% for common equity tier 1 risk-based capital, 8.00% for tier 1 risk-based capital and 10.00% for total risk-based capital.  At June 30, 2015, the Company had a ratio for tier 1 leverage capital of 8.98%, common equity tier 1 risk-based capital of 9.92%, tier 1 risk-based capital of 10.24% and total risk-based capital of 13.53%.

Conference Call and Webcast

The Company will host a conference call at 9:00 a.m. PT / 12:00 p.m. ET on July 22, 2015 to discuss its financial results.  Analysts and investors may participate in the question-and-answer session.  The conference call will be webcast live on the Investor Relations section of the Company’s website www.ppbi.com and an archived version of the webcast will be available in the same location shortly after the live call has ended.  The conference call can be accessed by telephone at (866) 290-5977 and asking to be joined to the Pacific Premier Bancorp conference call.  Additionally a telephone replay will be made available through July 29, 2015 at (877) 344-7529, conference ID 10068939.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California.  Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California.  Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations (including the Dodd-Frank Wall Street Reform and Consumer Protection Act) and of governmental efforts to restructure the U.S. financial regulatory system; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from its acquisitions; changes in the level of the Company’s nonperforming assets and charge-offs; any oversupply of inventory and deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the Securities and Exchange Commission (“SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairment of securities held by us; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of our borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2014 Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

E. Allen Nicholson
Executive Vice President/CFO
949.864.8000

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)
(Unaudited)
	June 30,	March 31,	December 31,	September 30,	June 30,
ASSETS	2015	2015	2014	2014	2014
Cash and due from banks	$82,552	$178,096	$110,650	$103,356	$120,016
Federal funds sold	525	275	275	275	276
Cash and cash equivalents	83,077	178,371	110,925	103,631	120,292
Investment securities available for sale	280,434	280,461	201,638	282,202	235,116
FHLB and other stock, at cost	22,843	30,586	17,067	18,643	18,494
Loans held for investment	2,118,560	2,131,387	1,628,622	1,548,004	1,466,768
Allowance for loan losses	(15,100)	(13,646)	(12,200)	(10,767)	(9,733)
Loans held for investment, net	2,103,460	2,117,741	1,616,422	1,537,237	1,457,035
Accrued interest receivable	9,072	8,769	7,131	6,762	6,645
Other real estate owned	711	997	1,037	752	752
Premises and equipment	9,394	9,591	9,165	9,402	9,344
Deferred income taxes	12,305	12,815	9,383	10,721	10,796
Bank owned life insurance	38,665	38,377	26,822	26,642	26,445
Intangible assets	7,858	8,203	5,614	5,867	6,121
Goodwill	50,832	51,010	22,950	22,950	22,950
Other assets	18,105	16,079	10,743	9,439	7,535
TOTAL ASSETS	$2,636,756	$2,753,000	$2,038,897	$2,034,248	$1,921,525
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposit accounts:
Noninterest bearing	$635,695	$619,763	$456,754	$425,166	$410,843
Interest-bearing:
Checking	135,228	130,869	131,635	130,221	128,911
Money market/savings	795,725	809,408	600,764	564,050	533,672
Retail certificates of deposit	402,262	406,649	365,168	369,534	367,299
Wholesale/brokered certificates of deposit	127,073	76,477	76,505	54,495	4,856
Total interest-bearing	1,460,288	1,423,403	1,174,072	1,118,300	1,034,738
Total deposits	2,095,983	2,043,166	1,630,826	1,543,466	1,445,581
FHLB advances and other borrowings	167,389	343,434	116,643	195,561	255,287
Subordinated debentures	70,310	70,310	70,310	70,310	10,310
Accrued expenses and other liabilities	21,481	22,843	21,526	27,054	18,166
TOTAL LIABILITIES	2,355,163	2,479,753	1,839,305	1,836,391	1,729,344
STOCKHOLDERS’ EQUITY:
Common stock	215	214	169	171	171
Additional paid-in capital	220,759	218,528	147,474	150,062	149,942
Retained earnings	61,044	53,220	51,431	47,540	42,090
Accumulated other comprehensive income (loss), net of tax (benefit)	(425)	1,285	518	84	(22)
TOTAL STOCKHOLDERS’ EQUITY	281,593	273,247	199,592	197,857	192,181
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,636,756	$2,753,000	$2,038,897	$2,034,248	$1,921,525

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2015	2015	2014	2015	2014
INTEREST INCOME
Loans	$27,581	$24,513	$17,922	$52,094	$34,507
Investment securities and other interest-earning assets	2,158	1,557	1,309	3,715	2,746
Total interest income	29,739	26,070	19,231	55,809	37,253
INTEREST EXPENSE
Deposits	1,589	1,606	1,203	3,195	2,272
FHLB advances and other borrowings	407	375	255	782	498
Subordinated debentures	982	971	75	1,953	150
Total interest expense	2,978	2,952	1,533	5,930	2,920
NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	26,761	23,118	17,698	49,879	34,333
PROVISION FOR LOAN LOSSES	1,833	1,830	1,030	3,663	1,979
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	24,928	21,288	16,668	46,216	32,354
NONINTEREST INCOME
Loan servicing fees	724	901	282	1,625	1,138
Deposit fees	634	582	463	1,216	917
Net gain from sales of loans	2,721	—	1,298	2,721	1,846
Net gain from sales of investment securities	139	116	98	255	160
Other income	494	427	330	921	462
Total noninterest income	4,712	2,026	2,471	6,738	4,523
NONINTEREST EXPENSE
Compensation and benefits	9,486	9,522	6,485	19,008	13,376
Premises and occupancy	2,082	1,829	1,566	3,911	3,154
Data processing and communications	716	702	485	1,418	1,616
Other real estate owned operations, net	56	48	41	104	54
FDIC insurance premiums	363	314	266	677	503
Legal, audit and professional expense	661	521	385	1,182	978
Marketing expense	615	603	242	1,218	418
Office and postage expense	505	499	345	1,004	714
Loan expense	263	193	191	456	375
Deposit expense	982	805	747	1,787	1,508
Merger related expense	—	3,992	—	3,992	626
Other expense	1,485	1,441	888	2,926	1,860
Total noninterest expense	17,214	20,469	11,641	37,683	25,182
NET INCOME BEFORE INCOME TAX	12,426	2,845	7,498	15,271	11,695
INCOME TAX	4,601	1,056	2,855	5,658	4,420
NET INCOME	$7,825	$1,789	$4,643	$9,613	$7,275
EARNINGS PER SHARE
Basic	$0.36	$0.09	$0.28	$0.46	$0.43
Diluted	$0.36	$0.09	$0.27	$0.46	$0.42
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	21,493,641	20,091,924	17,124,337	20,796,655	17,083,194
Diluted	21,828,876	20,382,832	17,476,390	21,126,542	17,422,928

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
PROFITABILITY AND PRODUCTIVITY INFORMATION
(dollars in thousands)
	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Profitability and Productivity
Net interest margin	4.26%	3.99%	4.26%
Noninterest expense to average total assets	2.59	3.33	2.66
Efficiency ratio (1)	53.66	64.63	56.56
Return on average assets	1.18	0.29	1.06
Return on average tangible common equity (2)	14.84	4.04	11.96
Adjusted return on average tangible common equity (2)(3)	14.84	9.24	11.96
Full-time equivalent employees, at period end	329.0	343.0	253.0
Asset and liability activity
Loans originated and purchased	$283,676	$569,447	$206,409
Repayments	(112,414)	(106,409)	(45,449)
Loans sold	(88,416)	—	(13,045)
Increase (decrease) in loans, net	(14,281)	501,319	140,348
Increase (decrease) in assets	(116,244)	714,103	176,243
Increase in deposits	52,817	412,340	10,378
Increase (decrease) in borrowings	(176,045)	226,791	159,781

(1) Represents the ratio of noninterest expense less other real estate owned operations, core deposit intangible amortization and non-recurring merger related expense to the sum of net interest income before provision for loan losses and total noninterest income less gains/(loss) on sale of securities, other-than-temporary impairment recovery (loss) on investment securities, and gain on FDIC-assisted transactions.

(2) A reconciliation of the non-GAAP measures of average tangible common equity to the GAAP measures of common stockholders' equity is set forth at the end of this press release.
(3) Adjusted to exclude merger related and litigation expenses, net of tax.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES AND YIELD DATA

	Three Months Ended			Three Months Ended			Three Months Ended
	June 30, 2015			March 31, 2015			June 30, 2014
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets	(dollars in thousands)
Interest-earning assets:
Cash and cash equivalents	$103,385	$62	0.24%	$224,913	$129	0.23%	$79,600	$37	0.19%
Federal funds sold	446	—	—	275	—	—	276	—	—
Investment securities	306,774	2,096	2.73	273,162	1,428	2.09	225,294	1,272	2.26
Loans receivable, net (1)	2,111,253	27,581	5.24	1,849,553	24,513	5.38	1,362,030	17,922	5.28
Total interest-earning assets	2,521,858	29,739	4.73%	2,347,903	26,070	4.50%	1,667,200	19,231	4.63%
Noninterest-earning assets	140,446			114,132			84,845
Total assets	$2,662,304			$2,462,035			$1,752,045
Liabilities and Equity
Interest-bearing deposits:
Interest checking	$147,620	$43	0.12%	$145,813	$45	0.13%	$134,051	$39	0.12%
Money market	695,935	604	0.35	695,369	562	0.33	456,466	343	0.30
Savings	87,706	35	0.16	87,439	36	0.17	74,406	27	0.15
Time	472,135	907	0.77	472,534	963	0.83	359,446	794	0.89
Total interest-bearing deposits	1,403,396	1,589	0.45	1,401,155	1,606	0.46	1,024,369	1,203	0.47
FHLB advances and other borrowings	263,633	407	0.62	201,700	375	0.75	103,813	255	0.99
Subordinated debentures	70,310	982	5.60	70,310	971	5.60	10,310	75	2.92
Total borrowings	333,943	1,389	1.67	272,010	1,346	2.01	114,123	330	1.16
Total interest-bearing liabilities	1,737,339	2,978	0.69%	1,673,165	2,952	0.72%	1,138,492	1,533	0.54%
Noninterest-bearing deposits	627,674			523,859			408,318
Other liabilities	21,431			23,367			15,562
Total liabilities	2,386,444			2,220,391			1,562,372
Stockholders' equity	275,860			241,644			189,673
Total liabilities and equity	$2,662,304			$2,462,035			$1,752,045
Net interest income		$26,761			$23,118			$17,698
Net interest rate spread (2)			4.04%			3.78%			4.09%
Net interest margin (3)			4.26%			3.99%			4.26%
Ratio of interest-earning assets to interest-bearing liabilities			145.16%			140.33%			146.44%

(1) Average balance includes nonperforming loans and is net of deferred loan origination fees, unamortized discounts and premiums, and allowance for loan losses.
(2) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3) Represents net interest income divided by average interest-earning assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
LOAN PORTFOLIO AND ASSET QUALITY INFORMATION
(dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Loan Portfolio
Business loans:
Commercial and industrial	$454,463	$420,218	$428,207	$360,700	$319,541
Commercial owner occupied (1)	382,537	352,351	210,995	237,996	216,784
SBA	50,306	49,855	28,404	20,482	15,115
Warehouse facilities	198,113	216,554	113,798	108,093	114,032
Real estate loans:
Commercial non-owner occupied	402,786	452,422	359,213	355,984	360,288
Multi-family	400,237	397,130	262,965	262,588	251,512
One-to-four family (2)	84,283	116,735	122,795	125,326	132,020
Construction	124,448	111,704	89,682	67,118	47,034
Land	16,339	7,243	9,088	6,103	6,271
Other loans	4,811	6,641	3,298	3,521	3,753
Total gross loans (3)	2,118,323	2,130,853	1,628,445	1,547,911	1,466,350
Less loans held for sale, net	—	—	—	—	—
Total gross loans held for investment	2,118,323	2,130,853	1,628,445	1,547,911	1,466,350
Less:
Deferred loan origination costs/(fees) and premiums/(discounts)	237	534	177	93	418
Allowance for loan losses	(15,100)	(13,646)	(12,200)	(10,767)	(9,733)
Loans held for investment, net	$2,103,460	$2,117,741	$1,616,422	$1,537,237	$1,457,035
Asset Quality
Nonaccrual loans	$4,382	$4,663	$1,444	$1,782	$1,941
Other real estate owned	711	997	1,037	752	752
Nonperforming assets	$5,093	$5,660	$2,481	$2,534	$2,693
Allowance for loan losses	15,100	13,646	12,200	10,767	9,733
Allowance for loan losses as a percent of total nonperforming loans	344.59%	292.64%	844.88%	604.21%	501.44%
Nonperforming loans as a percent of gross loans	0.21	0.22	0.09	0.12	0.13
Nonperforming assets as a percent of total assets	0.19	0.21	0.12	0.12	0.14
Net loan charge-offs (recoveries) for the quarter ended	$379	$384	$(12)	$250	$(18)
Net loan charge-offs (recoveries) for quarter to average total loans, net	0.07%	0.08%	—%	0.07%	(0.01)%
Allowance for loan losses to gross loans	0.71	0.64	0.75	0.70	0.66
Delinquent Loans:
30 - 59 days	$943	$645	$20	$20	$236
60 - 89 days	28	375	24	43	994
90+ days (4)	1,714	2,258	54	343	72
Total delinquency	$2,685	$3,278	$98	$406	$1,302
Delinquency as a % of total gross loans	0.13%	0.15%	0.01%	0.03%	0.09%
(1) Majority secured by real estate.
(2) Includes second trust deeds.
(3) Total gross loans for June 30, 2015 are net of (i) the unaccreted mark-to-market discounts on Canyon National Bank loans of $1.1 million, on Palm Desert National Bank loans of $1.1 million, on San Diego Trust Bank loans of $144,000, and on Independence Bank loans of $6.3 million and (ii) the mark-to-market premium on First Associations Bank loans of $24,000.

(4) All 90 day or greater delinquencies are on nonaccrual status and reported as part of nonperforming assets.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
DEPOSIT AND CAPITAL INFORMATION
(dollars in thousands, except per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Deposit Accounts
Noninterest-bearing checking	$635,695	$619,763	$456,754	$425,166	$410,843
Interest-bearing:
Checking	135,228	130,869	131,635	130,221	128,911
Money market	708,214	720,510	526,256	488,677	459,118
Savings	87,511	88,898	74,508	75,373	74,554
Retail certificates of deposit	402,262	406,649	365,168	369,534	367,299
Wholesale/brokered certificates of deposit	127,073	76,477	76,505	54,495	4,856
Total interest-bearing	1,460,288	1,423,403	1,174,072	1,118,300	1,034,738
Total deposits	$2,095,983	$2,043,166	$1,630,826	$1,543,466	$1,445,581
Core (Transaction/CDs < $250,000)	1,866,947	1,869,569	1,472,751	1,409,930	1,367,766
Non-Core (Broker/CDARs/CDs > $250,000)	229,036	173,597	158,075	133,536	77,815
Pacific Premier Bank Capital Ratios
Tier 1 leverage ratio (1)	10.94%	11.03%	11.29%	11.48%	9.85%
Common equity tier 1 risk-based capital ratio (1)	12.54%	11.46%	N/A	N/A	N/A
Tier 1 risk-based capital ratio (1)	12.54%	11.46%	12.72%	12.77%	10.83%
Total risk-based capital ratio (1)	13.20%	12.07%	13.45%	13.42%	11.46%
Pacific Premier Bancorp, Inc. Capital Ratios
Tier 1 leverage ratio (1)	8.98%	9.43%	9.18%	9.50%	10.04%
Common equity tier 1 risk-based capital ratio (1)	9.92%	9.32%	N/A	N/A	N/A
Tier 1 risk-based capital ratio (1)	10.24%	9.75%	10.30%	10.53%	10.99%
Total risk-based capital ratio (1)	13.53%	12.93%	14.46%	14.71%	11.62%
Tangible common equity ratio (2)	8.65%	7.95%	8.51%	8.43%	8.62%
Share Data
Book value per share	$13.09	$12.78	$11.81	$11.59	$11.26
Tangible book value per share (2)	10.36	10.01	10.12	9.90	9.56
Closing stock price	16.96	16.19	17.33	14.05	14.09

(1) Beginning with March 31, 2015, the ratio is calculated under Basel III. For prior periods, the ratio was calculated under Basel I or not applicable.
(2) A reconciliation of the non-GAAP measures of tangible common equity and tangible book value per share to the GAAP measures of common stockholders' equity and book value per share is set forth below.

PACIFIC PREMIER BANCORP, INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS
(dollars in thousands, except per share data)
GAAP Reconciliations
For periods presented below, adjusted net income, adjusted diluted earnings per share and adjusted return on average assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses in the period results. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	June 30,	March 31,	June 30
	2015	2015	2014
Net income	$7,825	$1,789	$4,643
Plus merger related expenses, net of tax	—	2,510	—
Adjusted net income	$7,825	$4,299	$4,643
Diluted earnings per share	$0.36	$0.09	$0.27
Plus merger related expenses, net of tax	—	0.12	—
Adjusted diluted earnings per share	$0.36	$0.21	$0.27
Return on average assets	1.18%	0.29%	1.06%
Plus merger related expenses, net of tax	—	0.41	—
Adjusted return on average assets	1.18%	0.70%	1.06%

For periods presented below, return on average tangible common equity and adjusted return on average tangible common equity are non-GAAP financial measures derived from GAAP-based amounts. We calculate these figures by excluding merger related expenses and/or CDI amortization expense and exclude the average CDI and average goodwill from the average stockholders' equity during the period. Management believes that the exclusion of such items from these financial measures provides useful information to an understanding of the operating results of our core business. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Net income	$7,825	$1,789	$4,643
Plus tax effected CDI amortization	216	160	157
Net income for average tangible common equity	8,041	1,949	4,800
Plus merger related expenses, net of tax	—	2,510	—
Adjusted net income for average tangible common equity	8,041	4,459	4,800
Average stockholders' equity	$275,860	$241,644	$189,673
Less average CDI	8,080	6,909	6,248
Less average goodwill	51,008	41,657	22,950
Average tangible common equity	$216,772	$193,078	$160,475
Return on average tangible common equity	14.84%	4.04%	11.96%
Adjusted return on average tangible common equity	14.84%	9.24%	11.96%

Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per share are non-GAAP financial measures derived from GAAP-based amounts. We calculate the tangible common equity ratio by excluding the balance of intangible assets from common stockholders' equity and dividing by tangible assets. We calculate tangible book value per share by dividing tangible common equity by common shares outstanding, as compared to book value per share, which we calculate by dividing common stockholders' equity by shares outstanding. We believe that this information is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

	June 30,	March 31,	December 31,	September 30,	June 30,
	2015	2015	2014	2014	2014
Total stockholders' equity	$281,593	$273,247	$199,592	$197,857	$192,181
Less intangible assets	(58,690)	(59,213)	(28,564)	(28,817)	(29,071)
Tangible common equity	$222,903	$214,034	$171,028	$169,040	$163,110
Book value per share	$13.09	$12.78	$11.81	$11.59	$11.26
Less intangible book value per share	(2.73)	(2.77)	(1.69)	(1.69)	(1.70)
Tangible book value per share	$10.36	$10.01	$10.12	$9.90	$9.56
Total assets	$2,636,756	$2,753,000	$2,038,897	$2,034,248	$1,921,525
Less intangible assets	(58,690)	(59,213)	(28,564)	(28,817)	(29,071)
Tangible assets	$2,578,066	$2,693,787	$2,010,333	$2,005,431	$1,892,454
Tangible common equity ratio	8.65%	7.95%	8.51%	8.43%	8.62%